United States

Securities and Exchange Commission

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

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BTU International, Inc.

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BTU INTERNATIONAL, INC.

23 Esquire Road

North Billerica, Massachusetts 01862-2596, USA

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 16, 2008

Notice is hereby given that the Annual Meeting of Stockholders of BTU International, Inc. (the “Company”) will be held at the offices of the Company, 23 Esquire Road, North Billerica, Massachusetts, at 10:00 A.M. on Friday, May 16, 2008, for the following purposes:

1.	To fix the number of directors at six and to elect six directors to serve for the ensuing year.

2.	To consider and act upon a proposal to amend the Company’s 2003 Equity Incentive Plan to increase the number of shares authorized for issuance thereunder.

3.	To consider and act upon a proposal to amend the Company’s 1998 Stock Option Plan for Non-Employee Directors to increase the number of shares authorized for issuance thereunder.

4.	To transact any other business that may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on March 25, 2008 are entitled to notice of and to vote at the meeting.

If you are unable to be present personally, please sign and date the enclosed proxy and return it promptly in the enclosed envelope.

By Order of the Board of Directors,

JOHN E. BEARD

Secretary

North Billerica, Massachusetts

April 21, 2008

ANNUAL MEETING OF STOCKHOLDERS

May 16, 2008

PROXY STATEMENT

The enclosed proxy is solicited on behalf of the Board of Directors (the “Board”) of BTU International, Inc. (“BTU” or the “Company”) to be voted at the Annual Meeting of Stockholders (the “Meeting”) to be held on May 16, 2008 or at any adjournment thereof. This proxy is available for viewing on the Company’s website, www.btu.com.

The holders of record of shares of Common Stock, par value $.01 per share, of the Company (the “Common Stock”) at the close of business on March 25, 2008 are entitled to notice and to vote at the Meeting. There were 9,357,157 shares of Common Stock outstanding on that date, each of which is entitled to one vote on each matter to come before the Meeting.

Shares of Common Stock represented by proxies in the form enclosed, if properly executed and returned and not revoked, will be voted as specified. If you sign the proxy card or voting instruction form but make no specifications, your shares will be to fix the number of directors at six and for the election as directors of the nominees named below and for the approvals of the increase in authorized shares under our stock plans. To be voted, proxies must be filed with the Secretary prior to voting. A proxy may be revoked at any time before it is voted by filing a written notice of such revocation with the Secretary at the address of the Company set forth below. If you hold your shares in street name, you should follow the instructions on the voting instruction form provided by your broker or other nominee.

The holders of a majority of the issued and outstanding shares of Common Stock will constitute a quorum for the transaction of business at the Meeting. Directors are elected by a plurality of the votes cast at the meeting for the election of directors. The amendment to the 2003 Equity Incentive Plan (the “Incentive Plan”) and the amendment to the 1998 Stock Option Plan for Non-Employee Directors (the “1998 Plan”) will be approved by a majority of the votes cast at the meeting for each proposal. The person designated as the election inspector will count shares represented by proxies that withhold authority to vote, or that reflect abstentions or are broker non-votes, only as shares that are present and entitled to vote for purposes of determining the presence of a quorum. But because abstentions, proxies that withhold authority and broker non-votes are not “votes cast,” they will not have any effect on the outcome of voting on any of the three proposals.

The Annual Report on Form 10-K for BTU’s year ended December 31, 2007 has been mailed with this proxy statement and is available on our website at www.btu.com . Stockholders may obtain a free copy of our Annual Report on Form 10-K by sending a request in writing to Tom Kealy at the Company’s address set forth in the Notice of the Annual Meeting or by calling (978) 667- 4111. This proxy statement and the enclosed proxy form are first being sent to stockholders on or about April 21, 2008. The principal executive offices of BTU are located at 23 Esquire Road, North Billerica, Massachusetts 01862-2596.

PROPOSAL 1: ELECTION OF DIRECTORS

The Company has nominated the individuals listed below, all of whom currently serve as directors, for election as directors.

Directors are elected by a plurality of the votes cast at the meeting for the election of directors. The persons named in the enclosed proxy intend to vote each share, as to which a proxy has been properly executed and returned and not revoked, to fix the number of directors at six and to elect as directors the six nominees named below, all of whom are currently directors of BTU, unless authority to vote for the election of any or all of such nominees is withheld by marking the proxy to that effect.

The persons elected as directors will serve until the next annual meeting of stockholders and until their successors are elected and shall qualify. It is expected that each of the nominees will be able to serve, but if any nominee is unable to serve, the proxies reserve discretion to vote or refrain from voting for a substitute nominee or nominees or to fix the number of directors at a lesser number.

Information Regarding the Nominees

Name	Business Experiences and Current Directorships	Age	Director Since
Paul J. van der Wansem	President, Chief Executive Officer (1979-2002) of the Company; returned to position in October 2004. Chairman of the Board of Directors of the Company (1979-present).	68	1979

J. Chuan Chu	Director; Chairman of Columbia International Corporation, an engineering firm; Senior Advisor, Office of the President of SRI International, an international consulting firm.	88	1991

Joseph F. Wrinn	Director; Vice President, Business Development of Teradyne, Inc. (2004-present); Vice President, Platform Engineering of Teradyne, Inc. (2000-2004).	54	1999

John E. Beard	Director; Of Counsel, Ropes & Gray LLP, a law firm; Partner 1967-2000.	75	2002

G. Mead Wyman	Director; Director, Grupo Guayacan, Inc., a Puerto Rico based non-profit private equity management company; Director, Strategic Lumber Resources Inc., a private company. Retired Senior Vice President, Treasurer and Chief Financial Officer, Mercury Computer Systems Inc.	67	2004

J. Samuel Parkhill	Director; President and Chief Executive Officer, The Hall Corporation, a privately held company (1995-present).	71	2004

During 2007, the Board held seven meetings. Each of the directors attended at least 85% of all Board and relevant committee meetings during the year.

All members of the Company’s Board, except for Paul van der Wansem, are independent as defined in Rule 4200(a)(15) of the NASDAQ listing standards. Our Board members are encouraged to attend the Company’s annual meeting. In some cases, this has been impractical due to other obligations. Last year, all members of the Board, with the exception of Mr. Wyman, attended the annual meeting.

The current members of the Board’s committees are identified below:

Name	Audit Committee	Compensation Committee	Governance Committee
Paul J. van der Wansem
J. Chuan Chu		X	X
Joseph F. Wrinn	X	Chair
John E. Beard			Chair
G. Mead Wyman	Chair	X
J. Samuel Parkhill	X	X	X

The Company did not have a Nominating Committee in 2007. The size of the Board was small enough that a separate Nominating Committee meeting was not considered necessary. Any nominees for the Board of the Company will be evaluated and recommended by a majority of the independent directors. Although there are no dispositive qualifications for service as a director of the Company, the Company seeks candidates who will have the integrity, business experience, commitment and independence to act in the best interest of the Company and its stockholders. Each director is urged to suggest appropriate candidates to the Chairman of the Board for consideration. The Board will also consider recommendations by stockholders and will evaluate any such recommended candidates against the same criteria as internally generated candidates. A stockholder may recommend a nominee by writing to Director Nominations, Board of Directors, BTU International, Inc., 23 Esquire Road, N. Billerica, MA 01862.

The Audit Committee selects and oversees the independent registered public accountants to be engaged by the Company; reviews with the independent registered public accountants and management the Company’s internal accounting procedures and controls; reviews with the independent registered public accountants the scope and results of their audit of the consolidated financial statements of the Company; reviews the adequacy of its charter; and performs other activities as the Board or the Audit Committee deems appropriate. All Audit Committee members, in addition to being independent under the NASDAQ listing standards, also meet the more stringent requirements for independence under the Sarbanes Oxley Act of 2002. The Board determined that Mr. Wyman is an “audit committee financial expert.” The current Audit Committee charter is available on the Company’s website at www.btu.com . The Audit Committee held eight meetings during 2007.

The Compensation Committee administers the Company’s stock option and compensation plans; reviews and evaluates the total compensation for the Company’s executive officers; assists the Board in developing and evaluating potential candidates for executive positions; oversees the development of executive succession plans; evaluates the Chief Executive Officer; reviews the adequacy of its charter; and reviews other matters as the Board or the Compensation Committee deems appropriate. The current Compensation Committee charter is available on the Company’s website at www.btu.com . The Committee held seven meetings during 2007.

The Governance Committee manages the selection of director nominees; reviews corporate governance principles, and oversees the evaluation of the Board and its dealings with management and appropriate committees of the Board. The Committee held three meetings during 2007.

Communications from Stockholders

Any stockholder wishing to communicate with the Board may do so by writing to the Board of Directors, c/o BTU International, Inc., 23 Esquire Road, N. Billerica, Massachusetts 01862. These communications will be forwarded to the Chairman of the Audit Committee, who will determine what action to take with respect to the communication, including where appropriate, providing copies of the communication to the other directors.

Compensation Discussion and Analysis

Executive Compensation Objectives

The Company’s executive compensation program is designed to attract, retain, and motivate executive officers capable of leading the Company and driving the achievement of its business objectives. The Compensation Committee utilizes compensation components that help the Company to execute against its short and long-term business objectives. These business objectives include positioning the Company to execute on growth opportunities, enhancing its presence in China and creating long-term shareholder value.

An Overview of Our Executive Compensation Components

The principal elements of the Company’s compensation are base salary, cash incentive compensation, and equity incentive compensation. The Company’s financial and operating performance, including the Company’s net income per share, is a key factor in determining how much of each of these elements to award to an executive officer. In addition to the financial performance of the Company, the Compensation Committee also considers the achievement of other business objectives, including market share growth, when determining the overall level of executive compensation. While competitive market compensation paid by other companies is one of the many factors that the Compensation Committee considers in assessing total compensation, it does not rely solely on market data to determine executive officer compensation. The Committee strives to achieve an appropriate mix between cash payments and equity incentive awards to meet its objectives.

Base Salary. Base salaries for executive officers are set at levels that the Compensation Committee believes are sufficient to attract and retain qualified executive officers based on the market practices of other companies in our revenue range. The amount of the base salary of an executive officer is generally based on an analysis of public data from proxy statements, the executive officer’s level of responsibility and the executive officer’s expected contribution to the results of the business.

Cash Incentive Compensation. The Compensation Committee believes that a portion of the total cash compensation should be based on the Company’s success in meeting short-term performance objectives. However, the Compensation Committee seeks to ensure that the short-term cash incentive goals are not myopic, and instead reinforce the Company’s long-term business objectives. In furtherance of this philosophy, the Committee awards bonuses based on the achievement of specified levels of the Company’s pre-tax net income per share and certain other business goals, which are aimed at the Company’s longer-term performance. The Compensation Committee believes that providing a portion of each executive officer’s annual compensation through an incentive bonus, which is contingent in nature, creates an incentive for the executive officer to execute on both the short- and long-term goals of the Company. These cash incentive bonuses are awarded under the Company’s annual Executive Incentive Compensation Plan.

The Compensation Committee uses public data from proxy statements, as well as other industry surveys, as one factor in setting the cash compensation portion of the executive officers’ compensation. Specifically, the Committee looks at the range of cash compensation paid to executive officers at companies with revenues between $50 and $150 million. The Committee does not benchmark, but instead considers the average amount of compensation paid by companies in that revenue range as one factor in determining the base salary and cash incentive compensation.

Equity Incentive Compensation. Equity compensation is a key component of the Company’s compensation program. Stock option awards are designed to retain executive officers and to motivate them to enhance stockholder value by aligning the financial interests of executive officers with those of stockholders generally. Stock options are awarded by the Compensation Committee to executive officers primarily based on their responsibilities and expected contributions to the Company’s growth, development and profitability.

Base Salary

Base salaries for the Named Executive Officers (as defined below) are established based on the scope of their responsibilities, taking into account the compensation paid by other companies in the Company’s revenue range for similar positions. The Compensation Committee believes that the Company’s base salaries should be externally competitive.

Based on the compensation objectives mentioned above and Mr. van der Wansem’s employment agreement, Mr. van der Wansem’s base salary for 2007 was $392,500, of which $75,000 relates to his services as Chairman of the Company’s Board, with the remainder based on an agreement entered into before he returned as the Company’s Chief Executive Officer. The base salaries for Mr. Kealy, Mr. Griffin, and Mr. Nash were $138,754, $144,077 and $161,108, respectively.

Cash Incentive Compensation

Each of the Named Executive Officers is eligible for an annual cash incentive bonus under the Company’s Executive Incentive Compensation Plan. The amount of the cash bonus depends on the level of achievement of stated financial and non-financial performance goals, with a target set as a percentage of base salary. The Compensation Committee approves the participants, the target cash bonus percentages, the net income per share levels, and the actual cash bonus awards for all executive officers. The parameters of the Company’s annual Executive Incentive Compensation Plan are set by the Compensation Committee in the first quarter of the year, typically in February. In 2007, the Compensation Committee approved target bonus awards (as a percentage of base salary): 40% for the Chief Executive Officer and a range of 20-25% for the other Named Executives Officers. If targets are exceeded then additional bonus is possible up to a maximum amount, which in 2007 was (as a percentage of base salary): 80% for the Chief Executive Officer and a range of 40-50% for the other Named Executive Officers. No awards were earned under this plan in 2007.

In October 2007, the Compensation Committee approved an Executive Sales Incentive Plan for fourth quarter 2007 performance. This fourth quarter plan reduced the potential awards in half as compared to the annual plan and was based on fourth quarter performance for pre-tax net income per share plus alternative energy bookings and solar equipment revenue. For the 2007 fourth quarter performance under this plan, the Compensation Committee awarded Mr. van der Wansem an incentive bonus of $43,400, and Mr. Kealy, Mr. Griffin and Mr. Nash were awarded bonuses of $11,269, $9,361, and $13,144, respectively.

Equity Incentive Compensation

The Compensation Committee’s practice is to make annual equity awards as part of its overall philosophy of performance-based compensation. The Compensation Committee believes that stock option awards provide the executive officers with a strong incentive to works towards long-term corporate performance and the creation of stockholder value. The Compensation Committee, together with the Chief Executive Officer, review the number of shares available under the Company’s equity incentive option pool and determines an aggregate number of stock options to award in a given year. Once the aggregate annual number is determined, the Chief Executive Officer makes a recommendation to the Compensation Committee regarding the size of the stock option award to each executive officer other than himself. The Chief Executive Officer considers the executive officer’s contribution and role within the Company, as well as the amount of that officer’s equity compensation that is realizable from prior years. The Compensation Committee considers the same two factors in determining the amount of stock options to award to the Chief Executive Officer. The Compensation Committee also considers whether the amount of the option award to the Chief Executive Officer is externally competitive. The Compensation Committee then reviews the equity incentives levels to ensure they create a meaningful opportunity for reward and the creation of long-term shareholder value.

The stock options awarded to the Named Executive Officers in 2007 were granted under, and subject to, the Incentive Plan, and typically vest 25% upon the first anniversary of the date of grant and 25% upon each subsequent anniversary. The exercise price is the average of the high and low prices of the Company’s Common Stock on the NASDAQ Global Market on the date of grant.

In 2007, Mr. van der Wansem was awarded 60,000 stock options under the Incentive Plan. Messrs. Kealy, Griffin, and Nash were each awarded 12,000, 12,000, and 14,000 stock options, respectively.

Processes and Procedures

Compensation Committee Responsibility. The Compensation Committee is responsible for reviewing and evaluating the total compensation for our executive officers, including our Chief Executive Officer. The Compensation Committee also: assists the Board in developing and evaluating potential candidates for executive positions, oversees the development of executive succession plans, evaluates the Chief Executive Officer, reviews the adequacy of its charter, and reviews other matters as the Board or the Committee deems appropriate.

The Committee usually meets at least twice a year, once in the first quarter of the year to approve the Executive Incentive Compensation Plan participants, targets and goals, and once later in the year to approve the overall compensation of the Company’s executive officers and to make annual equity grants, generally in the period surrounding the Company’s annual meeting. Beginning in 2007, the Compensation Committee met on the date of the Company’s annual meeting and made the annual equity grants at that time. While a majority of the Company’s equity incentive awards are annual grants, the Compensation Committee retains the discretion to make additional awards to employees at other times, including for new hires, promotions, retention purposes, or for other circumstances as recommended by the Chief Executive Officer.

Role of the Chief Executive Officer in the Compensation Process. Our Chief Executive Officer recommends compensation levels for all of the executive officers of the Company other than himself. The Compensation Committee considers the recommendations from the Chief Executive Officer, and in consultation with the Chief Executive Officer, generally approves these recommendations for the other executive officers.

Role of Compensation Consultants in the Compensation Process. The Compensation Committee does not currently employ a compensation consulting firm, although its charter provides the Committee with the authority to retain or terminate such a consulting firm in its discretion.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on these reviews and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

Compensation Committee

G. Mead Wyman

J. Samuel Parkhill

J. Chuan Chu

Joseph F. Wrinn, Chairman

Executive Compensation

The following table sets forth information with respect to compensation paid to or accrued on behalf of the persons who as of December 31, 2007 were the Chief Executive Officer, Chief Accounting Officer and the two other most highly compensated executive officers of the Company (the “Named Executive Officers”), for services to the Company for the years ended December 31, 2007 and December 31, 2006.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($) (1)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($) (3)	Total ($)
Paul J. van der Wansem	2007	392,500	—	195,810	43,400	280,100	911,810
Chairman and Chief Executive Officer	2006	425,000	—	81,969	65,498	31,338	603,805

Thomas P. Kealy	2007	138,754	2,625	42,648	11,269	5,595	200,891
Vice-President, Chief Accounting Officer and Corporate Controller	2006	136,675	2,625	15,574	16,199	5,530	176,303

James M. Griffin	2007	144,077	2,250	42,911	9,361	30,404	229,003
Vice-President, Sales and Service and Corporate Officer	2006	141,601	2,250	15,836	13,455	39,266	212,408

Thomas F. Nash	2007	161,108	3,000	42,297	13,144	6,128	225,611
Vice-President, Operations and Marketing and Corporate Officer	2006	157,500	3,000	16,761	18,714	5,988	201,963

(1)	In the case of Mr. van der Wansem, $75,000 is from cash compensation paid for his service as Chairman of the Board in 2007.
(2)	See Note 8 to the consolidated financial statements included in our Form 10-K filed March 17, 2008 for a discussion of the assumptions used under SFAS 123R to value equity based compensation.
(3)	The amounts in the All Other Compensation column include amounts paid for an automobile allowance and a company match on a qualified 401(k) plan. In the case of Mr. van der Wansem, $280,100 represents settlement of a retirement obligation as described below under “Employment Contracts.”

Grants of Plan-Based Awards

The following table sets forth information with respect to incentive plans and options granted to the Named Executive Officers during 2007.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			Grant Date	All Other Option Awards: Number of Securities Underlying Options (#) (1)	Exercise of Base Price of Option Awards ($/Sh) (2)	Grant Date Fair Value of Stock and Option Awards ($) (3)
	Threshold	Target	Maximum
Paul J. van der Wansem	$29,400	$147,000	$294,000	5/18/07
					60,000	$11.93	$413,400

Thomas P. Kealy	$7,271	$36,356	$72,713	5/18/07
					16,000	$11.93	$110,240

James M. Griffin	$6,040	$30,198	$60,396	5/18/07
					16,000	$11.93	$110,240

Thomas F. Nash	$8,400	$42,000	$84,000	5/18/07
					16,000	$11.93	$110,240

(1)	The options listed above become exercisable with respect to one-fourth of the shares on each of the first, second, third and fourth anniversary of the date of the grant.
(2)	The exercise price is equal to the closing price of the Company’s Common Stock on the date of the grant.
(3)	See Note 8 to the consolidated financial statements included in our Form 10-K filed March 17, 2008 for a discussion of the assumptions used under SFAS 123R to value equity based compensation.

Outstanding Equity Awards at 2007 Year-End

The table below sets forth information about outstanding equity awards held by the Named Executive Officers as of December 31, 2007.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) (1) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Paul J. van der Wansem	25,000	12,500	$3.00	2/18/2012
	15,000	45,000	$13.16	6/14/2013
		60,000	$11.93	5/18/2014

Thomas P. Kealy	3,750		$1.86	12/17/2009	2,625	$25,725
	5,625		$3.50	12/22/2010
	3,000	9,000	$13.16	6/14/2013
		16,000	$11.93	5/18/2014

James M. Griffin	7,500		$1.86	12/17/2009	2,250	$22,050
	8,000		$3.50	12/22/2010
	3,000	9,000	$13.16	6/14/2013
		16,000	$11.93	5/18/2014

Thomas F. Nash		1,250	$4.67	1/12/2011	3,000	$29,400
	3,500	10,500	$13.16	6/14/2013
		18,000	$11.93	5/18/2014

(1)	The awards listed above vest in quarters, with 25% vesting on each of the first, second, third, and fourth anniversaries of the date of grant.

All of the stock and option awards listed above were granted under the Incentive Plan. The Incentive Plan allows for the award of stock and stock options to employees, directors and consultants. Under the terms of the Incentive Plan, other stock awards can also be granted at the discretion of the Compensation Committee.

Option Exercises and Stock Vested in 2007

The following table sets forth information about option exercises and stock vesting during 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Paul J. van der Wansem	62,500	$521,750	—	$—
Thomas P. Kealy	—	$—	875	$10,579
James M. Griffin	—	$—	750	$9,068
Thomas F. Nash	2,500	$13,525	1,000	$12,090

Employment Contracts

After returning from retirement to his former duties as the Company’s President and Chief Executive Officer, in June 2005, Mr. Paul J. van der Wansem entered into an agreement with the Company which settled the method and timing of payment for the outstanding compensation of $561,000 due Mr. van der Wansem by the Company under the consulting service provisions of his executive retirement agreement of 2002. The execution of this settlement cancels all the Company’s obligations under the consulting portion of the executive retirement agreement. In the 2005 contract, the agreed method of payment and timing was set at half the value to be paid immediately in the form of the Company’s common stock at market value with the remaining half to be paid no later than June 2007. The second half of the amount due under the 2005 agreement was paid in 2007.

Under a separate June 2005 agreement, Mr. van der Wansem receives a salary at the annual rate of $325,000, payable in accordance with the regular payroll practices of the Company. He is also generally entitled to participate in any and all benefit plans from time to time in effect for the Company’s executives.

The amount of bonus compensation for which Mr. van der Wansem is eligible in each fiscal year ranges from 0% to 80% of Mr. van der Wansem’s $350,000 annual income and will be 40% of that amount if the Board determines that the Company has achieved all of its performance at targeted levels.

If Mr. van der Wansem’s employment is terminated in the event of death or disability or if he terminates his employment with the Company for other than good reason, then the Company will pay to him: (i) base salary through the termination date, (ii) vacation earned but not used, (iii) any bonus for the preceding year to the extent earned but not yet paid, (iv) if he has worked at least 90 days during the fiscal year, a pro-rated portion of the current year’s bonus, and (v) business expenses incurred but not yet paid.

If Mr. van der Wansem is terminated by the Company for cause, then the Company will pay to him: (i) base salary through the termination date, (ii) vacation earned but not used, (iii) any bonus for the preceding year to the extent earned but not yet paid and (iv) business expenses incurred but not yet paid.

If Mr. van der Wansem is terminated by the Company for reasons other than for cause, or if he terminates his employment with the Company for good reason then the Company will pay to him: (i) base salary through the termination date, (ii) vacation earned but not used, (iii) any bonus for the preceding year to the extent earned but not yet paid, (iv) if he has worked at least 90 days during the fiscal year, a pro-rated portion of the current year’s bonus, (v) business expenses incurred but not yet paid, and (vi) an amount equal to his base salary, at his then current rate of pay, for a period equal to twelve months. In addition, the Company will continue Mr. van der Wansem’s medical and dental payments for six months after termination and his automobile allowance for three months after termination.

If a change of control occurs and if Mr. van der Wansem’s employment is terminated for a reason other than for cause, the Company will pay to him: (i) base salary through the termination date, (ii) vacation earned but not used, (iii) any bonus for the preceding year to the extent earned but not yet paid, (iv) any bonus for the fiscal year of the termination, pro-rated based on the number of days during which Mr. van der Wansem was employed by the Company, (v) business expenses incurred but not yet paid and (vi) an amount equal to his annual base salary, at his then current rate of pay, paid in a single lump-sum payment. Additionally, the Company will accelerate the exercisability of any options and cancel any restrictions on any restricted stock he holds.

If Mr. van der Wansem’s employment is terminated and a change in control occurs in the following four months, the Company will pay to Mr. van der Wansem a lump sum payment reflecting his aggregate remaining severance payments that he would have been entitled to upon a termination following a change in control, as described above, and the difference between the exercise price and the closing price (on the date of the change of control) on all options held by Mr. van der Wansem at his termination that were cancelled or expired.

Mr. van der Wansem has agreed to confidentiality provisions and to a one-year non-competition covenant, following any termination of his employment.

On December 7, 2005, each of Thomas P. Kealy, James M. Griffin and Thomas F. Nash (each, the “Executive”), executed an agreement (each, an “Agreement” and together the “Agreements”) with the Company. The Agreements provide as follows:

•

In the event that the Company terminates the Executive’s employment other than for cause, the Company will continue to pay the Executive for up to 12 months, depending on length of service, will continue to contribute to the premium cost of the Executive’s medical and dental coverage during this period, and will pay a pro rata portion of the Executive’s bonus for the year of termination.

•

In the event that within one year of a change in control the Company terminates the Executive’s employment other than for cause or the Executive terminates his employment for good reason, the Company will make a lump-sum payment to the Executive equal to 12 months of the Executive’s base salary and a pro rata bonus. In addition, for 12 months following the date of termination, the Company will continue to contribute to the premium cost of the Executive’s medical and dental coverage.

•

If a change of control occurs, and (i) the Executive remains employed by the Company on the date that is six months thereafter or (ii) the Company terminates the Executive’s employment other than for cause before six months thereafter, the Company will provide the Executive with either (A) a cash payment equal to the value of 10,000 shares of the Company’s Common Stock at the time of the change of control or (B) at the Company’s option, if the Company is the surviving corporation, 10,000 shares of the Company’s Common Stock.

•	Each Executive also agrees to comply with certain confidentiality, standstill and non-solicit covenants following a termination of employment.

Estimated Payments Upon Severance or Change-in-Control

Upon certain types of termination of employment not related to a change in control of the Company, severance benefits may be paid to the Named Executive Officers. Similarly, the Named Executive Officers may be entitled to change-in-control severance payments. The specific severance payments for each of the Named Executive Officers are discussed in the portion of this proxy titled “Employment Contracts.”

Under the agreements with the Named Executive Officers, each Named Executive Officer would be entitled to receive the estimated benefits indicated in the table below. These amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the Named Executive Officers, which would be known only at the time that they become eligible for payment and would be payable only if events triggering the severance payment actually occurred.

The table reflects the amount that would be payable under the various arrangements assuming that either a termination of the executive by The Company other than for cause or a change in control triggering event occurred on December 31, 2007.

Potential Payments Upon Termination by the Company or Termination due to Change-in-Control Within One Year

	Termination Other Than for Cause/Good Reason			6 Months After Change in Control	Change in Control
	Base Salary ($)	Medical & Dental ($)	Bonus ($) (2)	Fair Market Value of 10,000 shares ($)	Base Salary ($) (6)	Medical & Dental ($)	Bonus ($) (2)	Estimated Benefit of Acceleration of Options ($) (7)
Paul J. van der Wansem (5)	325,000	6,816	43,400	—	325,000	6,816	43,400	248,975
Thomas P. Kealy (1)(3)(4)	145,400	6,816	11,269	133,200	145,400	6,816	11,269	—
James M. Griffin (1)(3)(4)	150,990	10,670	9,361	133,200	150,990	10,670	9,361	—
Thomas F. Nash (1)(3)(4)	141,333	8,892	13,144	133,200	141,333	8,892	13,144	—

(1)	These payments will be triggered in the event the Company terminates the Executive’s employment for reasons other than for cause, or if the Executive terminates employment for good reason, as defined in the Executive’s employment agreement.
(2)	These bonuses are the actual incentive bonuses earned for 2007 as discussed under the heading Cash Incentive Compensation in “Compensation Discussion and Analysis.”
(3)	These payments will be triggered in the event that the Executive remains employed by the Company on the date that is six months after a change in control, or if the Company terminates the Executive’s employment within six months after a change in control.
(4)	For Mr. Kealy, Mr. Griffin and Mr. Nash these payments will be triggered in the event that, within one year of a change in control, the Company terminates the Executive’s employment for reasons other than for cause or the Executive terminates his employment for good reason.
(5)	Mr. van der Wansem’s employment agreement does not specify a period of time after a change in control within which termination must occur to trigger change in control payments. If Mr. van der Wansem’s employment is terminated, and a change in control takes place in the following four months, Mr. van der Wansem will receive a single payment equal to the sum of his remaining severance payments, including a single payment equal to his base salary of $325,000, as well as the difference between the exercise price and the closing price on the date of the change of control of all stock options that were cancelled or expired.
(6)	All payments reflected in this column will be paid in a lump-sum payment.
(7)	Amounts in this column represent the difference between the average of the high and low prices of the Company’s Common Stock on December 31, 2007 and the exercise price of the option award.
(8)	As of December 31, 2007, Mr. Nash had only accrued 10 months of severance and medical and dental benefits.

Directors’ Compensation

The table below shows the compensation for services provided in all capacities by the Company’s directors for the year ended December 31, 2007.

DIRECTOR COMPENSATION FOR 2007

Name	Fees Earned or Paid in Cash ($) (1)	Option Awards ($) (2)	Total
J. Chuan Chu	$9,500	$13,483	$22,983
Joseph F. Wrinn	$13,250	$13,483	$26,733
John E. Beard	$12,750	$13,483	$26,233
G. Mead Wyman	$12,500	$14,924	$27,424
J. Samuel Parkhill	$9,500	$14,924	$24,424

(1)	Mr. van der Wansem’s compensation for services as a Director is reflected in the Summary Compensation Table.
(2)	See Note 8 to the consolidated financial statements included in our Form 10-K filed March 17, 2008 for a discussion of the assumptions used under SFAS 123R to value equity based compensation.

On May 18, 2007, Dr. Chu, and Messrs. Wrinn, Beard, Wyman and Parkhill each received an option to purchase 2,000 shares of Common Stock with an exercise price equal to the closing price of the stock on that date ($11.93 per share) under the Company’s 1998 Plan. These options become exercisable with respect to one-fourth of the shares on each of the first, second, third and fourth anniversary of the date of grant, and expire seven years from the date of grant.

The Company’s compensation for 2007 for non-employee directors was as follows:

•	New directors receive 4,000 stock options upon appointment to the Board. The exercise price of such options is equal the fair market value of the Common Stock on the date of the award.

•	The annual retainer is $10,000, which can be paid either in two equal cash payments or in one cash payment and one payment of stock options.

•

The formula for options granted pursuant to any such election by a director is equal to twice the number of shares determined by dividing the cash amount by the average of the high and low prices of the Common Stock on the date of the award. The exercise price of such options is equal to the fair market value of the Common Stock on the date of the award.

•	Directors serving as chairman of committees receive an extra $2,500 per year in cash.

•	Directors each receive an annual grant of 2,000 stock options. The exercise price of such options is equal the fair market value of the Common Stock on the date of the award.

•	Attendance at Board meetings and committee meetings (if separate from a Board meeting) is compensated at the rate of $750 and $500 per meeting, respectively.

The Board of Directors approved the following changes to the non-employee directors’ compensation effective January 1, 2008, as proposed by the Governance Committee:

•	New directors receive 4,000 stock options upon appointment to the Board. The exercise price of such options is equal to the fair market value of the Common Stock on the date of the award.

•	The annual retainer is $15,000, which can be paid either in two equal cash payments or in one cash payment and one payment of stock options.

The formula for options granted pursuant to any such election by a director is equal to twice the number of shares determined by dividing the cash amount by fair market value of the Common Stock on the date of the award. The exercise price of such options is equal to the fair market value of the Common Stock on the date of the Award.

•	Directors serving as chairman of committees receive an extra payment in cash as follows:

•	Chair of the Audit Committee receives $2,500 per year

•	Chair of the Compensation Committee receives $1,000 per year

•	Chair of the Governance Committee receives $500 per year

•	Directors each receive an annual grant of 3,000 stock options. The exercise price of such options is equal to the fair market value of the Common Stock on the date of the award.

•

Attendance at Board meetings and committee meetings (if separate from a Board meeting) is compensated at the rate of $1,000 and $500 per meeting, respectively; participation by substantive conference call will be compensated at the rate of $500 and $250 per call respectively.

Equity Compensation Plan Benefit Information

The following table gives information about the Company’s Common Stock that may be issued upon the exercise of options, warrants and rights under all of the Company’s existing equity compensation plans as of December 31, 2007.

EQUITY COMPENSATION PLAN INFORMATION

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants, and rights	(b) Weighted-average exercise price of outstanding options, warrants, and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by shareholders	756,466	$9.63	462,989	(1)
Equity compensation plans not approved by shareholders	N/A	N/A	N/A
Total	756,466	$9.63	462,989

(1)	Up to 100,000 shares of Common Stock may be issued other than upon the exercise of options, warrants and rights under the Company’s Incentive Plan.

PROPOSAL 2: APPROVAL OF AN AMENDMENT TO THE COMPANY’S 2003 EQUITY INCENTIVE PLAN TO INCREASE BY 450,000 SHARES THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER THE PLAN

Introduction

On February 25, 2008, our Board of Directors adopted, subject to stockholder approval at the Annual Meeting, an amendment to the Incentive Plan that would increase by 450,000 shares the total number of shares of Common Stock authorized for issuance under the plan.

As of April 1, 2008, an aggregate of 289,129 shares of Common Stock remained available for future grant under the Incentive Plan. The purpose of the Incentive Plan is to advance the interests of the Company and its affiliated corporations by providing for the grant to participants of stock-based and other incentive awards, all as more fully described below. The Board of Directors believes that the number of shares that remain available for issuance under the Incentive Plan is insufficient to continue to fulfill the purpose of the Incentive Plan and, accordingly, the number of shares of Common Stock should be increased by 450,000 shares.

Recommendation of the Board of Directors

The Board of Directors believes that approval of the amendment to the Incentive Plan is in the best interests of the Company and its stockholders, and, therefore, unanimously recommends a vote FOR the approval of the amendment to the Incentive Plan.

Summary of the Incentive Plan, As Amended

The following description is only a summary of the material features of the Incentive Plan and does not describe all of the provisions that may be important to you. We urge you to review the full text of the Incentive Plan, which is included as Appendix A to this proxy statement. Other than an increase in the number of shares authorized for issuance, there are no changes to the Incentive Plan

Introduction. The Incentive Plan will terminate when there are no remaining shares available for awards (“Awards”). The maximum number of shares of Common Stock that may be delivered in satisfaction of Awards under the Incentive Plan will be the sum of 1,150,000 plus the number of shares of Common Stock underlying awards granted under the Company’s 1993 Equity Incentive Plan that are forfeited on or after the effective date of the Incentive Plan. As of the date of April 1, 2008, there were outstanding options covering 710,871 shares of Common Stock, which equals approximately 7.6% of our total shares of Common Stock outstanding.

The maximum aggregate number of ISOs that may be granted under the Incentive Plan is 1,450,000. The maximum number of shares of Common Stock for which stock options may be granted to any person in any calendar year and the maximum number of shares of Common Stock subject to stock appreciation rights, or “SARs”, granted to any person in any calendar year will each be 300,000. The maximum benefit that will be paid to any person under other awards in any calendar year will be, to the extent paid in shares, 300,000 shares, and, to the extent paid in cash, $300,000. The maximum aggregate number of shares of Common Stock for which Awards of restricted and unrestricted stock may be granted under the Incentive Plan will be 100,000 shares of Common Stock excluding, however, any shares of unrestricted stock that may be required to be delivered by the Company to its former president and chief executive officer pursuant to a letter agreement dated February 7, 2003. In the event of a stock dividend, stock split or other change in our capital structure, the Administrator will make appropriate adjustments to the limits described above and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to awards, any exercise prices relating to awards and any other provisions of awards affected by the change. The Administrator may also make similar adjustments to take into account other distributions to stockholders or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Incentive Plan and to preserve the value of awards.

Administration. The Compensation Committee or the Board of Directors administers the Incentive Plan. The term “Administrator” is used in this proxy statement to refer to the Committee or any other person the Board of Directors may charge with administering the Incentive Plan. The Administrator has full authority to determine who will receive awards and to determine the types of awards to be granted as well as the amounts, terms, and conditions of any awards. Awards may be in the form of options, SARs, restricted or unrestricted stock, deferred stock or performance awards. The Administrator has the right to determine any questions that may arise regarding the interpretation and application of the provisions of the Incentive Plan and to make, administer, and interpret such rules and regulations as it deems necessary or advisable. Determinations of the Administrator made under the Incentive Plan are conclusive and bind all parties.

Eligibility. Participation is limited to those key employees and directors, as well as consultants and advisors, who in the Administrator's opinion are in a position to make a significant contribution to the success of the Company and its affiliated corporations and who are selected by the Administrator to receive an award. The group of persons from which the Administrator will select participants consists of approximately 200 individuals.

Stock Options. The Administrator may from time to time award options to any participant subject to the limitations described above. Stock options give the holder the right to purchase shares of Common Stock of the Company within a specified period of time at a specified price. Two types of stock options may be granted under the Incentive Plan: incentive stock options, or “ISOs”, which are subject to special tax treatment as described below, and nonstatutory options, or “NSOs”. Eligibility for ISOs is limited to employees of the Company and its subsidiaries.

The exercise price of an ISO cannot be less than the fair market value of the common stock at the time of grant. In addition, the expiration date of an ISO cannot be more than ten years after the date of the original grant. In the case of NSOs, the exercise price and the expiration date are determined in the discretion of the Administrator. The Administrator also determines all other terms and conditions related to the exercise of an option, including the consideration to be paid, if any, for the grant of the option, the time at which options may be exercised and conditions related to the exercise of options.

The closing price of the Company’s Common Stock as reported on the NASDAQ National Market on April 1, 2008 was $9.97 per share.

Stock Appreciation Rights. The Administrator may grant SARs under the Incentive Plan. A SAR entitles the holder upon exercise to receive an amount in cash or Common Stock or a combination thereof (as determined by the Administrator) computed by reference to appreciation in the value of a share of Common Stock.

Stock Awards; Deferred Stock. The Incentive Plan provides for awards of nontransferable shares of restricted Common Stock, as well as unrestricted shares of Common Stock. Awards of restricted stock and unrestricted stock may be made in exchange for past services or other lawful consideration. Generally, awards of restricted stock are subject to the requirement that the shares be forfeited or resold to the Company unless specified conditions are met. Subject to these restrictions, conditions and forfeiture provisions, any recipient of an award of restricted stock will have all the rights of a stockholder of the Company, including the right to vote the shares and to receive dividends. Other awards under the Incentive Plan may also be settled with restricted stock. The Incentive Plan also provides for deferred grants (“deferred stock”) entitling the recipient to receive shares of Common Stock in the future on such conditions as the Administrator may specify.

Performance Awards. The Administrator may also make awards subject to the satisfaction of specified performance criteria. Performance awards may consist of Common Stock or cash or a combination of the two. The performance criteria used in connection with a particular performance award will be determined by the Administrator. In the case of performance awards intended to qualify for exemption under Section 162(m) of the Internal Revenue Code, the Administrator will use objectively determinable measures of performance in accordance with Section 162(m) that are based on any or any combination of the following (determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or incombinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. The Administrator will determine whether the performance targets or goals that have been chosen for a particular performance award have been met.

General Provisions Applicable to All Awards. Neither ISOs nor, except as the Administrator otherwise expressly provides, other awards may be transferred other than by will or by the laws of descent and distribution. During a recipient’s lifetime an ISO and, except as the Administrator may provide, other non-transferable awards requiring exercise may be exercised only by the recipient. Shares delivered under the Incentive Plan may consist of either authorized but unissued or treasury shares. The number of shares delivered upon exercise of a stock option is determined net of any shares transferred by the optionee to the Company (including through the holding back of shares that would otherwise have been deliverable upon exercise) in payment of the exercise price or tax withholding.

Mergers and Similar Transactions. In the event of a consolidation or merger in which the Company is not the surviving corporation or which results in the acquisition of substantially all of the Company’s stock by a person orentity or by a group of persons or entities acting together, or in the event of a sale of substantially all of the Company’s assets or a dissolution or liquidation of the Company, the following rules will apply except as otherwise provided in an Award:

•

If there is no assumption or substitution of stock options, existing stock options will become fully exercisable prior to the completion of the transaction on a basis that gives the holder of the stock option a reasonable opportunity to exercise the stock option and participate in the transaction as a stockholder.

•	Existing stock options, unless assumed, will terminate upon completion of the transaction.

•

Awards of deferred stock will be accelerated by the Administrator so that the stock is delivered prior to the completion of the transaction on a basis that gives the holder of the award a reasonable opportunity following issuance of the stock to participate as a stockholder in the transaction.

•

If there is a surviving or acquiring entity, the Administrator may arrange to have that entity (or an affiliate) assume outstanding awards or grant substitute awards. In the case of shares of restricted stock, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of those shares in connection with the transaction be placed in escrow or otherwise made subject to restrictions determined by the Administrator.

Amendment. The Administrator may at any time or times further amend the Incentive Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Incentive Plan as to any future grants of awards. The Administrator may not, however, alter the terms of an Award so as to affect adversely the Participant's rights under the Award without the Participant's consent, unless the Administrator expressly reserved the right to do so at the time of the Award.

New Plan Benefits

The future benefits or amounts that would be received under the Incentive Plan by executive officers, non-executive directors and non-executive officer employees as a result of the increase in the shares are discretionary and are therefore not determinable at this time.

Federal Tax Effects

The following discussion summarizes the material federal income tax consequences of the issuance and receipt of options under the Incentive Plan. The summary does not purport to cover federal employment tax or other federal tax consequences that may be associated with the Incentive Plan, nor does it cover state, local or non-U.S. taxes.

ISOs. In general, an optionee realizes no taxable income upon the grant or exercise of an ISO. However, the exercise of an ISO may result in an alternative minimum tax liability to the optionee. With certain exceptions, a disposition of shares purchased under an ISO within two years from the date of grant or within one year after exercise produces ordinary income to the optionee (and a deduction to the Company) equal to the value of the shares at the time of exercise less the exercise price. Any additional gain recognized in the disposition is treated as a capital gain for which the Company is not entitled to a deduction. If the optionee does not dispose of the shares until after the expiration of these one- and two-year holding periods, any gain or loss recognized upon a subsequent sale is treated as a long-term capital gain or loss for which the Company is not entitled to a deduction.

NSOs. In general, in the case of a NSO, the optionee has no taxable income at the time of grant but realizes income in connection with exercise of the option in an amount equal to the excess (at the time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price; a corresponding deduction is available to the Company; and upon a subsequent sale or exchange of the shares, any recognized gain or loss after the date of exercise is treated as capital gain or loss for which the Company is not entitled to a deduction.

In general, an ISO that is exercised by the optionee more than three months after termination of employment is treated as an NSO. ISOs are also treated as NSOs to the extent they first become exercisable by an individual in any calendar year for shares having a fair market value (determined as of the date of grant) in excess of $100,000.

Vote Required

To approve Proposal 2, a majority of the votes cast must vote FOR the Proposal. If your shares are held by your broker in “street name” and if you do not provide instructions on how to vote your shares, your brokerage firm does not have the authority to vote your shares on Proposal 2. These broker non-votes and any abstentions will not have any effect on the outcome of voting on Proposal 2.

PROPOSAL 3: APPROVAL OF AN AMENDMENT TO THE COMPANY’S 1998 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS TO INCREASE BY 50,000 SHARES THE NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER THE PLAN

Introduction

On February 25, 2008, our Board of Directors adopted, subject to stockholder approval at the Annual Meeting, an amendment to the 1998 Plan that would increase by 50,000 shares the total number of shares of Common Stock authorized for issuance under the plan.

As of April 1, 2008, an aggregate of 19,405 shares of Common Stock remained available for future grant under the 1998 Plan. The 1998 Plan is designed to advance the Company's interests by enhancing its ability to attract and retain non-employee directors who are in a position to make significant contributions to the success of the Company and to reward non-employee directors for such contributions through awarding options to purchase shares of Common Stock of the Company. The Board of Directors believes that the number of shares that remain available for issuance under the 1998 Plan is insufficient to continue to fulfill the purpose of the 1998 Plan and accordingly, the number of shares of Common Stock authorized for delivery there under should be increased by 50,000 shares to 170,000 shares.

We have also removed the expiration date from the 1998 Plan, as it was otherwise scheduled to expire this year. The 1998 Plan will now continue in effect as long as there are shares available for issuance thereunder.

Recommendation of the Board of Directors

The Board of Directors believes that approval of the amendment to the 1998 Plan is in the best interests of the Company and its stockholders, and, therefore, unanimously recommends a vote FOR the approval of the amendment to the 1998 Plan.

Summary of the 1998 Plan, As Amended

The following description is only a summary of the material features of the 1998 Plan and may not describe all of the provisions important to you. We encourage you to review the full text of our 1998 Plan, which is included as Appendix B to this proxy statement.

Introduction. The 1998 Plan is administered by the Compensation Committee of the Board of Directors (the “Committee”). Under the 1998 Plan, the Committee may grant stock options to any director who (i) is not an employee of the Company or of any subsidiary of the Company, and (ii) is not a holder of more than 5% of the outstanding shares of the Common Stock, or a person who is in control of such holder (such director being an “Eligible Director”). Of the current directors, Messrs. Beard, Chu, Parkhill, Wyman and Wrinn are Eligible Directors.

Each non-employee director receives an option covering 4,000 shares of Common Stock upon first being elected to the board of directors, and an option covering 3,000 shares of Common Stock immediately following each annual meeting of stockholders (collectively referred to as the “Formula Options”). The exercise price for all Formula Options granted under the 1998 Plan will be the fair market value of Common Stock on the date of the grant. Formula Options will become exercisable for one-quarter of the shares covered on each of the first through fourth anniversaries of the grant. All Formula Options expire in no more than seven years after the date of the grant.

In addition to the Formula Options, the Committee has the authority under the 1998 Plan to issue options to Eligible Directors from time to time and in such amounts as it may determine (the “Discretionary Options”). The Committee will set the exercise price of a Discretionary Option, as well as the term of each such option, which cannot exceed seven years from the date of the grant, and the time or times each such option will be exercisable.

The exercise price may be paid in cash, check acceptable to the Company, bank draft or money order payable to the order of the Company. Subject to certain additional limitations, the Committee may also permit the exercise price to be paid by tendering shares of Common Stock, by having the Company hold back from the shares transferred upon exercise Common Stock equal in value to the purchase price, by using a promissory note, by delivering to the Company an undertaking by a broker to promptly deliver sufficient funds to pay the exercise price, or a combination of the foregoing.

The Board currently has a program that permits Eligible Directors to elect to take up to one-half of their cash retainer in the form of options granted under the 1998 Plan.

Except as otherwise provided by the Committee, if an Eligible Director dies, options exercisable immediately prior to death may be exercised by the participant's executor, administrator or transferee during a period of six months following such death (or for the remainder of their original term, if less). Options not exercisable at the time of the Eligible Director's death terminate.

If an Eligible Director's association with the Company terminates for reasons other than death, options remain exercisable, to the extent they were exercisable immediately prior to termination, for three months (or for the remainder of their original term, if less), unless the Eligible Director was removed for cause or resigned under circumstances which, in the opinion of the Committee, casts such discredit on him or her as to justify termination of the options. Options not exercisable at the time of termination expire.

In the case of certain mergers, consolidations or other transactions in which the Company is acquired or is liquidated, all outstanding options will terminate provided that the Committee makes all outstanding options immediately exercisable twenty days prior to the effective date of any such transaction. If there is a change of control, which is defined as the acquisition of 30% of the voting power of the Company's securities (other than from the Company), a change of control that is required to be reported under the proxy rules of the SEC, or certain mergers or consolidations or a sale of substantially all of the Company's assets, all options will become fully exercisable.

New 1998 Plan Benefits

Each non-employee director receives 4,000 shares of Common Stock upon first being elected to the board of directors. Each non-employee director is thereafter awarded 3,000 shares of Common Stock immediately following each annual meeting of stockholders. The future benefits or amounts that would be received under the 1998 Plan by non-employee directors for awards of Discretionary Options are discretionary and are therefore not determinable at this time.

Federal Tax Effects

The following discussion summarizes the material federal income tax consequences of the exercise and receipt of options under the 1998 Plan. The summary does not purport to cover all federal tax consequences that may be associated with the 1998 Plan, nor does it cover state, local or non-U.S. taxes.

All options granted under the 1998 Plan will be non-qualified options for federal tax purposes. In general, in the case of a non-statutory option, the optionee has no taxable income at the time of grant but realizes income in connection with exercise of the option in an amount equal to the excess (at time of exercise) of the fair market value of the shares acquired upon exercise over the exercise price; a corresponding deduction is available to the Company; and upon a subsequent sale or exchange of the shares, appreciation and depreciation after the date of exercise is treated as a capital gain or loss for which the Company is not entitled to a deduction.

Vote Required

To approve Proposal 3, a majority of the votes cast must vote FOR the Proposal. If your shares are held by your broker in “street name” and if you do not provide instructions on how to vote your shares, your brokerage firm does not have the authority to vote your shares held by the firm on Proposal 3. These broker non-votes and any abstentions will not have any effect on the outcome of voting on Proposal 3.

Beneficial Ownership of Shares

The following table sets forth certain information regarding beneficial ownership as of March 25, 2008 of the Company’s Common Stock (i) by each person known by the Company to own beneficially more than 5% of the Company’s Common Stock, (ii) by each of the Company’s directors, (iii) by each executive officer of the Company listed above in the Summary Compensation Table and (iv) by all directors and executive officers of the Company as a group. Unless otherwise noted below, the address of each person is 23 Esquire Road, North Billerica, MA 01862.

	Common Stock Beneficially Owned (1)
Directors and Executive Officers	Number of Shares	Percent of Class
Paul J. van der Wansem (2)	1,592,500	16.71%
J. Chuan Chu (3)	14,326	*
Joseph F. Wrinn (3)	22,405	*
John E. Beard (3)(5)	29,802	*
G. Mead Wyman (3)	10,693	*
J. Samuel Parkhill (3)	13,997	*
Thomas P. Kealy (3)	32,905	*
James M. Griffin (3)	25,500	*
Thomas F. Nash (3)	12,250	*
All directors and executive officers as a group (10 persons) (4)	1,754,378	18.41%

5% Beneficial Owners
T. Rowe Price Associates, Inc. (6) 100 E. Pratt Street Baltimore, MD 21202	810,500	8.7%

Wellington Management Company, LLP (7) 75 State Street Boston, MA 02109	795,561	8.5%

Columbia Management Advisors, Inc. (8) 100 North Tyron Street, Floor 25 Bank of America Corporate Center Charlotte, NC 28255	606,686	6.5%

Special Situations Fund III QP, L.P. (9) 527 Madison Avenue, Suite 2600 New York, New York 10022	575,599	6.2%

*	Less than one percent
(1)	Except as otherwise noted, each person or entity named in the table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by him or it.
(2)	Includes: (i) 51,000 shares of Common Stock held by trusts, of which Mr. van der Wansem is a trustee, for the benefit of certain members of Mr. van der Wansem’s family (Mr. van der Wansem disclaims beneficial ownership in the shares held in these trusts); (ii) 225,000 shares held in a family limited partnership, in which Mr. van der Wansem is a general partner and a limited partner; (iii) 67,500 shares held by Mrs. van der Wansem, of which Mr. van der Wansem disclaims beneficial ownership; and (iv) 25,000 shares for Mr. van der Wansem represented by options exercisable within 60 days of March 25, 2008.
(3)	Includes 14,326 shares for Dr. Chu, 15,401 shares for Mr. Wrinn, 13,570 shares for Mr. Beard, 6,770 shares for Mr. Wyman, 11,997 shares for Mr. Parkhill, 16,375 shares for Mr. Kealy, 22,500 shares for Mr. Griffin, and 9,250 shares for Mr. Nash of common stock subject to options exercisable within 60 days of March 25, 2008.

(4)	Includes 177,689 shares represented by options, which are exercisable within 60 days of March 28, 2008.
(5)	Mr. Beard is the direct owner of 13,208 shares and indirectly owns and shares the power to vote or dispose of 5,000 shares as the co-trustee of shares held in a family partnership of which Mr. van der Wansem is general partner.
(6)	This information is based on a Schedule 13G filed with the SEC on February 14, 2008. T. Rowe Price Associates, Inc. has sole voting power covering 104,900 shares of the Company’s Common Stock and sole dispositive power covering 810,500 shares of the Company’s Common Stock. T. Rowe Price Small-Cap Value Fund, Inc. has sole voting power covering 700,000 shares of the Company’s Common Stock.
(7)	This information is based on a Schedule 13G/A filed with the SEC on January 10, 2008. Wellington Management Company, LLP has shared dispositive power covering 795,561 shares of the Company’s Common Stock. Wellington Management Company has shared voting power covering 500,861 shares of the Company’s Common Stock.
(8)	This information is based on a Schedule 13G filed with the SEC on February 5, 2008. Bank of America Corporation has shared voting power covering 425,075 of the Company’s Common Stock, and shared dispositive power covering 606,686 shares of the Company’s Common Stock. NB Holdings Corporation has shared voting power covering 425,075 of the Company’s Common Stock, and shared dispositive power covering 606,686 shares of the Company’s Common Stock. Bank of America, National Association has shared voting power covering 425,075 shares of the Company’s Common Stock and shared dispositive power covering 606,686 shares of the Company’s Common Stock. Columbia Management Group, LLC has shared voting power covering 425,075 shares of the Company’s Common Stock and shared dispositive power covering 604,674 shares of the Company’s Common Stock. Columbia Management Advisors, LLC has sole voting power covering 425,075 shares of the Company’s Common Stock, sole dispositive power covering 604,674 shares of the Company’s Common Stock, and shared dispositive power covering 2,012 shares of the Company’s Common Stock.
(9)	This information is based on a Schedule 13G filed with the SEC on February 7, 2008. Messrs. Marxe and Greenhouse are the controlling principals of AMW Investment Company, Inc., (“AMW”), the general partner of Special Situations Fund III QP, L.P., (“SSFQP”). AMW serves as the investment adviser to SSFPQ. The principal business of each fund is to invest in equity and equity-related securities and other securities of any kind or nature. Messrs. Marxe and Greenhouse beneficially own a total of 575,599 shares of Common Stock. This amount includes 575,599 shares of Common Stock owned by SSFPQ. Messrs. Marxe and Greenhouse have shared voting power covering 575,599 shares of the Company’s Common Stock and shared dispositive power covering 575,599 shares of the Company’s Common Stock.

ADDITIONAL INFORMATION

Principal Accounting Fees and Services

The Board, upon the recommendation of the Audit Committee, selected Vitale, Caturano & Company Ltd. (“VCC”) as the independent auditor of the Company for the year ending December 31, 2007. As disclosed on our Form 8-K filing on February 26, 2008, on February 25, 2008, the Company was notified by VCC, its independent registered public accounting firm, and the Company agreed that VCC would not stand for re-election as the Company’s independent registered public accounting firm after completion of the December 31, 2007 audit. Subsequent to the completion of the December 31, 2007 audit , the Company engaged VCC to perform a review of the March 31, 2008 quarterly financial statements as the Company was in the process of identifying which firms will be presented to the Audit Committee as options for the Company's new independent registered public accounting firm. The Audit Committee has not yet formally recommended an independent auditor for the year ending December 31, 2008. This will be addressed at our Audit Committee meeting currently scheduled for May 16, 2008.

The following table describes the fees that VCC billed to the Company for the years ended December 31, 2007 and December 31, 2006.

	Audit Fees (1)	Audit-Related Fees	Tax Fees (2)	Other Fees	Total Fees
2007	$384,092	$0	$0	$2,800	$386,892
2006	$423,987	$0	$2,500	$0	$426,487

(1)	Services provided relating to the audit of the Company’s consolidated financial statements and internal control over financial reporting.
(2)	Services provided to file federal and state tax returns and related matters.
(3)	Services provided relating to the Company’s filing of Form S-3 on December 4, 2007

The Audit Committee pre-approves the amount and scope of all services provided by VCC. The Audit Committee approved 100% of the services listed in the table above.

Audit Matters

VCC has audited the consolidated financial statements of the Company for the year ended December 31, 2007. A representative of VCC is expected to be present at the Annual Meeting and will have the opportunity to make a statement and to respond to appropriate questions from stockholders.

The VCC report on the Company’s financial statements for fiscal years 2005, 2006, and 2007 did not contain an adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty. During fiscal years 2006 and 2007 through March 17, 2008, there were no disagreements with VCC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure that, if not resolved to VCC’s satisfaction, would have caused VCC to make reference to the subject matter of the disagreement in connection with its audit report.

There were no “reportable events” (as that term is described in Item 304(a)(1)(v) of Regulation S-K) during the fiscal years 2005, 2006, and 2007 except for two material weaknesses in internal controls over financial reporting, relating to the Company’s segregation of duties and lack of evidence and inadequate financial key controls over financial reporting. Examples include ineffective controls over formal account reconciliation preparation, period-end account reconciliation review and analysis and review and approval of journal entries, which were reported in “Item 9A. Controls and Procedures,” of the Company’s Annual Report on Form 10-K for fiscal 2006.

Report of the Audit Committee

The Audit Committee has reviewed and discussed the Company’s audited consolidated balance sheets as of December 31, 2007 and December 31, 2006 and the related consolidated statements of operations, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2007, with the Company’s management. The Audit Committee has discussed with VCC the Company’s independent accountants, the matters required to be discussed by Statement of Auditing Standards No. 114 (concerning the accounting methods used in the financial statements).

The Audit Committee has also reviewed with VCC the Independence Standards Board No.1 concerning the matters that may affect the accountant’s independence and has discussed with VCC its independence. The Audit Committee has also received from VCC the written disclosures and letter required by Independence Standards Board No. 1. Based on the foregoing review and discussion, the Audit Committee recommended to the Board that the audited financial statements be included in the Company Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the Securities and Exchange Commission.

Audit Committee

J. Samuel Parkhill

Joseph F. Wrinn

G. Mead Wyman, Chairman

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company’s directors, officers and any persons holding more than ten percent of the Company’s Common Stock to file with the Securities and Exchange Commission reports regarding their holdings of and transactions in the Common Stock of the Company. The Company believes that, during 2007, its directors and officers satisfied all of these filing requirements for 2007 in a timely manner.

In making these statements, the Company has relied on the written representations of its directors and officers and copies of the reports that they have filed with the Commission and the Company.

Stockholder Proposals

Any stockholder proposals submitted pursuant to Exchange Act Rule 14a-8 and intended to be presented at the Company’s 2009 Annual Meeting must be received by the Company at its corporate headquarters (Attn: John E. Beard, Secretary) no later than December 21, 2008 to be eligible for inclusion in the proxy statement.

Householding of Proxy Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this proxy statement or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you write or call us at the following address or telephone number: BTU International Inc., 23 Esquire Road, North Billerica, Massachusetts, Attention: Tom Kealy, (978) 667-4111. If you would like to receive separate copies of a proxy statement or an annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and telephone number.

Other Business

The Board knows of no other business that will come before the meeting, except as described in the accompanying Notice of Annual Meeting of Stockholders. However, as to any such business, the persons designated as proxies will have discretionary authority to act in their best judgment.

Proxy Solicitation Process

We will pay the expenses of the preparation of proxy materials and the solicitation of proxies for the Meeting. In addition to the solicitation of proxies by mail, solicitation may be made by certain directors, officers or employees of BTU telephonically, electronically or by other means of communication and by The Altman Group, which we have hired to assist in the solicitation and distribution of proxies. Our directors, officers and employees will receive no additional compensation for any such solicitation, and The Altman Group will receive a fee of $6,500 for its services. We will reimburse brokers and other similar institutions for costs incurred by them in mailing proxy materials to beneficial owners in accordance with applicable rules.

APPENDIX A

BTU INTERNATIONAL, INC.

2003 EQUITY INCENTIVE PLAN

1.	DEFINED TERMS

Exhibit A, which is incorporated by reference, defines the capitalized terms used in the Plan and sets forth certain operational rules related to those terms.

2.	PURPOSE

The Plan has been established to advance the interests of the Company by providing for the grant to Participants of Stock-based and other incentive Awards.

3.	ADMINISTRATION

The Administrator has discretionary authority, subject only to the express provisions of the Plan, to interpret the Plan; determine eligibility for and grant Awards; determine, modify or waive the terms and conditions of any Award; prescribe forms, rules and procedures; and otherwise do all things necessary to carry out the purposes of the Plan. In the case of any Award intended to be eligible for the performance-based compensation exception under Section 162(m), the Administrator will exercise its discretion consistent with qualifying the Award for that exception. Determinations of the Administrator made under the Plan will be conclusive and will bind all parties.

4.	LIMITS ON AWARDS UNDER THE PLAN

(a) Number of Shares. The maximum number of shares of Stock that may be delivered in satisfaction of Awards under the Plan will be the sum of (i) 1,150,000 and (ii) that number of shares of Stock underlying awards granted pursuant to the Company’s 1993 Equity Incentive Plan that are forfeited or cancelled in whole or in part on or after the date of stockholder approval of this Plan; provided, however, that in no event shall the aggregate number of shares of Stock for which Awards of ISOs may be granted under the Plan exceed 1,450,000.

(b) Type of Shares. Stock delivered by the Company under the Plan may be authorized but unissued Stock or previously issued Stock acquired by the Company. No fractional shares of Stock will be delivered under the Plan.

(c) Section 162(m) Limits and Other Limits. The maximum number of shares of Stock for which Stock Options may be granted to any person in any calendar year and the maximum number of shares of Stock subject to SARs granted to any person in any calendar year will each be 300,000. The maximum benefit that may be paid to any person under other Awards in any calendar year will be, to the extent paid in shares, 300,000 shares, and, to the extent paid in cash, $300,000. The foregoing provisions will be construed to be consistent with Section 162(m) of the Code.

The maximum aggregate number of shares of Stock for which Awards of Restricted and Unrestricted Stock may be granted under the Plan will be 100,000 shares of Stock, provided that the foregoing limitation excludes any shares of Unrestricted Stock that may be required to be delivered by the Company to its former president and chief executive officer pursuant to Section 4(c)(i)(B) of that certain Letter Agreement dated February 7, 2003.

5.	ELIGIBILITY AND PARTICIPATION

The Administrator will select Participants from among those key Employees and directors of, and consultants and advisors to, the Company or its Affiliates who, in the opinion of the Administrator, are in a position to make a significant contribution to the success of the Company and its Affiliates.

Eligibility for ISOs is limited to employees of the Company or of a “parent corporation” or “subsidiary corporation” of the Company as those terms are defined in Section 424 of the Code.

6.	RULES APPLICABLE TO AWARDS

(a)	ALL AWARDS

(1) Award Provisions. The Administrator will determine the terms of all Awards, subject to the limitations provided herein.

(2) Transferability. Neither ISOs nor, except as the Administrator otherwise expressly provides, other Awards may be transferred other than by will or by the laws of descent and distribution. During a Participant’s lifetime, ISOs (and, except as the Administrator otherwise expressly provides, other non-transferable Awards requiring exercise) may be exercised only by the Participant.

(3) Vesting, Etc. The Administrator may determine the time or times at which an Award will vest or become exercisable and the terms on which an Award requiring exercise will remain exercisable. Without limiting the foregoing, the Administrator may at any time accelerate the vesting or exercisability of an Award, regardless of any adverse or potentially adverse tax consequences resulting from such acceleration. Unless the Administrator expressly provides otherwise, immediately upon the cessation of the Participant’s Employment an Award requiring exercise will cease to be exercisable and will terminate, and all other Awards to the extent not already vested will be forfeited, except that:

(A) subject to (B) and (C) below, all Stock Options and SARs held by the Participant or the Participant’s permitted transferee, if any, immediately prior to the cessation of the Participant’s Employment, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(3), and will thereupon terminate;

(B) all Stock Options and SARs held by a Participant or the Participant’s permitted transferee, if any, immediately prior to the Participant’s death, to the extent then exercisable, will remain exercisable for the lesser of (i) the one year period ending with the first anniversary of the Participant’s death or (ii) the period ending on the latest date on which such Stock Option or SAR could have been exercised without regard to this Section 6(a)(3), and will thereupon terminate; and

(C) all Stock Options and SARs held by a Participant or the Participant’s permitted transferee, if any, immediately prior to the cessation of the Participant’s Employment will immediately terminate upon such cessation if the Administrator in its sole discretion determines that such cessation of Employment has resulted for reasons which cast such discredit on the Participant as to justify immediate termination of the Award.

(4) Taxes. The Administrator will make such provision for the withholding of taxes as it deems necessary. The Administrator may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements (but not in excess of the minimum withholding required by law).

(5) Dividend Equivalents, Etc. The Administrator may provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award.

(6) Rights Limited. Nothing in the Plan will be construed as giving any person the right to continued employment or service with the Company or its Affiliates, or any rights as a stockholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of employment or service for any reason, even if the termination is in violation of an obligation of the Company or Affiliate to the Participant.

(7) Section 162(m). This Section 6(a)(7) applies to any Performance Award intended to qualify as performance-based for the purposes of Section 162(m)other than a Stock Option or SAR with an exercise price at least equal to the fair market value of the underlying Stock on the date of grant. In the case of any Performance

Award to which this Section 6(a)(7) applies, the Plan and such Award will be construed to the maximum extent permitted by law in a manner consistent with qualifying the Award for such exception. With respect to such Performance Awards, the Administrator will preestablish, in writing, one or more specific Performance Criteria no later than 90 days after the commencement of the period of service to which the performance relates (or at such earlier time as is required to qualify the Award as performance-based under Section 162(m)). The Performance Criteria so established shall serve as a condition to the grant, vesting or payment of the Performance Award, as determined by the Administrator. Prior to grant, vesting or payment of the Performance Award, as the case may be, the Administrator will certify whether the Performance Criteria have been attained and such determination will be final and conclusive. If the Performance Criteria with respect to the Award are not attained, no other Award will be provided in substitution of the Performance Award. No Performance Award to which this Section 6(a)(7) applies may be granted after the first meeting of the stockholders of the Company held in 2008 until the Performance Criteria (as originally approved or as subsequently amended) have been resubmitted to and reapproved by the stockholders of the Company in accordance with the requirements of Section 162(m) of the Code, unless such grant is made contingent upon such approval.

(b)	AWARDS REQUIRING EXERCISE

(1) Time And Manner Of Exercise. Unless the Administrator expressly provides otherwise, an Award requiring exercise by the holder will not be deemed to have been exercised until the Administrator receives a notice of exercise (in form acceptable to the Administrator) signed by the appropriate person and accompanied by any payment required under the Award. If the Award is exercised by any person other than the Participant, the Administrator may require satisfactory evidence that the person exercising the Award has the right to do so.

(2) Exercise Price. The Administrator will determine the exercise price, if any, of each Award requiring exercise. Unless the Administrator determines otherwise, and in all events in the case of a Stock Option (other than a Performance Award subject to Section 6(a)(7)) intended to qualify as an ISO or as performance-based for purposes of Section 162(m), the exercise price of an Award requiring exercise will not be less than the fair market value of the Stock subject to the Award, determined as of the date of grant.

(3) Payment Of Exercise Price. Where the exercise of an Award is to be accompanied by payment, the Administrator may determine the required or permitted forms of payment, subject to the following: all payments will be by cash or check acceptable to the Administrator, or, if so permitted by the Administrator and if legally permissible, (a) through the delivery of shares of Stock that have been outstanding for at least six months (unless the Administrator approves a shorter period) and that have a fair market value equal to the exercise price, (b) through a broker-assisted exercise program acceptable to the Administrator, or (c) by any combination of the foregoing permissible forms of payment. The delivery of shares in payment of the exercise price under clause (a) above may be accomplished either by actual delivery or by constructive delivery through attestation of ownership, subject to such rules as the Administrator may prescribe.

(4) ISOs. No ISO may be granted under the Plan after the ten year anniversary of the date of approval of the Plan by the Board, but ISOs previously granted may extend beyond that date.

(c)	AWARDS NOT REQUIRING EXERCISE

Awards of Restricted Stock and Unrestricted Stock may be made in exchange for past services or other lawful consideration.

7.	EFFECT OF CERTAIN TRANSACTIONS

(a)	MERGERS, ETC.

Except as otherwise provided in an Award, in the event of a Covered Transaction in which there is an acquiring or surviving entity, the Administrator may provide for the assumption of some or all outstanding

Awards, or for the grant of new awards in substitution therefor, by the acquiror or survivor or an affiliate of the acquiror or survivor, in each case on such terms and subject to such conditions as the Administrator determines. In the absence of such an assumption or if there is no substitution, except as otherwise provided in the Award, each Stock Option, SAR and other Award requiring exercise will become fully exercisable, and the delivery of shares of Stock issuable under each outstanding Award of Deferred Stock will be accelerated and such shares will be issued, prior to the Covered Transaction, in each case on a basis that gives the holder of the Award a reasonable opportunity, as determined by the Administrator, following exercise of the Award or the issuance of the shares, as the case may be, to participate as a stockholder in the Covered Transaction, and the Award will terminate upon consummation of the Covered Transaction. In the case of Restricted Stock, the Administrator may require that any amounts delivered, exchanged or otherwise paid in respect of such Stock in connection with the Covered Transaction be placed in escrow or otherwise made subject to such restrictions as the Administrator deems appropriate to carry out the intent of the Plan.

(b)	CHANGES IN AND DISTRIBUTIONS WITH RESPECT TO THE STOCK

(1) Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares (including a reverse stock split), recapitalization or other change in the Company’s capital structure, the Administrator will make appropriate adjustments to the maximum number of shares that may be delivered under the Plan under Section 4(a) and to the maximum share limits described in Section 4(c), and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.

(2) Certain Other Adjustments. To the extent consistent with qualification of ISOs under Section 422 of the Code and with the performance-based compensation rules of Section 162(m), where applicable, the Administrator may also make adjustments of the type described in paragraph (1) above to take into account distributions to stockholders other than those provided for in Section 7(a) and 7(b)(1), or any other event, if the Administrator determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder.

(3) Continuing Application of Plan Terms. References in the Plan to shares of Stock will be construed to include any stock or securities resulting from an adjustment pursuant to this Section 7.

8.	LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until: (i) the Company is satisfied that all legal matters in connection with the issuance and delivery of such shares have been addressed and resolved; (ii) if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and (iii) all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock, and the Company may hold the certificates pending lapse of the applicable restrictions.

9.	AMENDMENT AND TERMINATION

The Administrator may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, and may at any time terminate the Plan as to any future grants of Awards; provided, that except as otherwise expressly provided in the Plan the Administrator may not, without the Participant’s consent, alter the terms of an Award so as to affect adversely the Participant’s rights under the Award, unless the Administrator expressly reserved the right to do so at the time of the Award.

10.	OTHER COMPENSATION ARRANGEMENTS

The existence of the Plan or the grant of any Award will not in any way affect the Company’s right to Award a person bonuses or other compensation in addition to Awards under the Plan.

EXHIBIT A

DEFINITION OF TERMS

The following terms, when used in the Plan, will have the meanings and be subject to the provisions set forth below:

“Administrator”: The Board or, if one or more has been appointed, the Committee. The Board may also delegate to one or more officers of the Company the authority to grant rights or options to the extent permitted by Section 157(c) of the Delaware General Corporation Law. The Administrator may delegate ministerial tasks to such persons as it deems appropriate.

“Affiliate”: Any corporation or other entity owning, directly or indirectly, 50% or more of the outstanding Stock of the Company, or in which the Company or any such corporation or other entity owns, directly or indirectly, 50% of the outstanding capital stock (determined by aggregate voting rights) or other voting interests.

“Award”: Any or a combination of the following:

(i) Stock Options.

(ii) SARs.

(iii) Restricted Stock.

(iv) Unrestricted Stock.

(v) Deferred Stock.

(vi) Securities (other than Stock Options) that are convertible into or exchangeable for Stock on such terms and conditions as the Administrator determines.

(vii) Performance Awards.

(viii) Grants of cash made in connection with other Awards in order to help defray in whole or in part the cost (including tax cost) of the Award to the Participant.

“Board”: The Board of Directors of the Company.

“Code”: The U.S. Internal Revenue Code of 1986 as from time to time amended and in effect, or any successor statute as from time to time in effect.

“Committee”: One or more committees of the Board.

“Company”: BTU International, Inc.

“Covered Transaction”: Any of (i) a consolidation, merger, or similar transaction or series of related transactions in which the Company is not the surviving corporation or which results in the acquisition of all or substantially all of the Company’s then outstanding common stock by a single person or entity or by a group of persons and/or entities acting in concert, (ii) a sale or transfer of all or substantially all the Company’s assets, or (iii) a dissolution or liquidation of the Company. Where a Covered Transaction involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Administrator), the covered Transaction shall be deemed to have occurred upon consummation of the tender offer.

“Deferred Stock”: An unfunded and unsecured promise to deliver Stock or other securities in the future on specified terms.

“Employee”: Any person who is employed by the Company or an Affiliate.

“Employment”: A Participant’s employment or other service relationship with the Company and its Affiliates. Employment will be deemed to continue, unless the Administrator expressly provides otherwise, so long as the Participant is employed by, or otherwise is providing services in a capacity described in Section 5 to the Company or its Affiliates. If a Participant’s employment or other service relationship is with an Affiliate and that entity ceases to be an Affiliate, the Participant’s Employment will be deemed to have terminated when the entity ceases to be an Affiliate unless the Participant transfers Employment to the Company or its remaining Affiliates.

“ISO”: A Stock Option intended to be an “incentive stock option” within the meaning of Section 422 of the Code. Each option granted pursuant to the Plan will be treated as providing by its terms that it is to be a non-incentive option unless, as of the date of grant, it is expressly designated as an ISO.

“Participant”: A person who is granted an Award under the Plan.

“Performance Award”: An Award subject to Performance Criteria. The Committee in its discretion may grant Performance Awards that are intended to qualify for the performance-based compensation exception under Section 162(m) and Performance Awards that are not intended so to qualify.

“Performance Criteria”: Specified criteria the satisfaction of which is a condition for the grant, exercisability, vesting or full enjoyment of an Award. For purposes of Awards that are intended to qualify for the performance-based compensation exception under Section 162(m), a Performance Criterion will mean an objectively determinable measure of performance relating to any or any combination of the following (determined either on a consolidated basis or, as the context permits, on a divisional, subsidiary, line of business, project or geographical basis or in combinations thereof): sales; revenues; assets; expenses; earnings before or after deduction for all or any portion of interest, taxes, depreciation, or amortization, whether or not on a continuing operations or an aggregate or per share basis; return on equity, investment, capital or assets; one or more operating ratios; borrowing levels, leverage ratios or credit rating; market share; capital expenditures; cash flow; stock price; stockholder return; sales of particular products or services; customer acquisition or retention; acquisitions and divestitures (in whole or in part); joint ventures and strategic alliances; spin-offs, split-ups and the like; reorganizations; or recapitalizations, restructurings, financings (issuance of debt or equity) or refinancings. A Performance Criterion measure and any targets with respect thereto determined by the Administrator need not be based upon an increase, a positive or improved result or avoidance of loss.

“Plan”: The BTU International, Inc. 2003 Equity Incentive Plan as from time to time amended and in effect.

“Restricted Stock”: An Award of Stock for so long as the Stock remains subject to restrictions requiring that it be redelivered or offered for sale to the Company if specified conditions are not satisfied.

“Section 162(m)”: Section 162(m) of the Code.

“SARs”: Rights entitling the holder upon exercise to receive cash or Stock, as the Administrator determines, equal to a function (determined by the Administrator using such factors as it deems appropriate) of the amount by which the Stock has appreciated in value since the date of the Award.

“Stock”: Common Stock of the Company, par value $0.01 per share.

“Stock Options”: Options entitling the recipient to acquire shares of Stock upon payment of the exercise price.

“Unrestricted Stock”: An Award of Stock not subject to any restrictions under the Plan.

APPENDIX B

BTU INTERNATIONAL, INC.

1998 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

1.	PURPOSE

The purpose of this 1998 Stock Option Plan for Non-Employee Directors (the “Plan”) is to advance the interests of BTU International, Inc. (the “Company”) by enhancing the ability of the Company to attract and retain non-employee directors who are in a position to make significant contributions to the success of the Company and to reward directors for such contributions through the awarding of options (“Options”) to purchase shares of the Company’s common stock (the “Stock”).

2.	ADMINISTRATION

The Plan shall be administered by a committee (the “Committee”) of the Board of Directors (the “Board”) of the Company designated by the Board for that purpose. Unless and until a Committee is appointed the Plan shall be administered by the entire Board, and references in the Plan to the “Committee” shall be deemed references to the Board. The Committee shall have authority, not inconsistent with the express provisions of the Plan, (a) to grant Options in accordance with the Plan to such directors as are eligible to receive Options; (b) to prescribe the form or forms of instruments evidencing Options and any other instruments required under the Plan and to change such forms from time to time; (c) to adopt, amend and rescind rules and regulations for the administration of the Plan; and (d) to interpret the Plan and to decide any questions and settle all controversies and disputes that may arise in connection with the Plan. Such determinations of the Committee shall be conclusive and shall bind all parties. Subject to Section 7, the Committee shall also have the authority, both generally and in particular instances, to waive compliance by a director with any obligation to be performed by him or her under an Option and to waive any condition or provision of an Option.

3.	EFFECTIVE DATE

The Plan shall become effective on the date on which the Plan is approved by the Board of Directors of the Company, subject to approval by the stockholders of the Company.

4.	SHARES SUBJECT TO THE PLAN

(a) Number of Shares. Subject to adjustment as provided in Section 4(c), the aggregate number of shares of Stock that may be delivered upon the exercise of Options granted under the Plan shall be 170,000. If any Option granted under the Plan terminates without having been exercised in full, the number of shares of Stock as to which such Option was not exercised shall be available for future grants within the limits set forth in this Section 4(a).

(b) Shares to be Delivered. Shares delivered under the Plan shall be authorized but unissued Stock or, if the Board so decides in its sole discretion, previously issued Stock acquired by the Company and held in treasury. No fractional shares of Stock shall be delivered under the Plan.

(c) Changes in Stock. In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company’s capital stock, after the effective date of the Plan, the number and kind of shares of stock or securities of the Company subject to Options then outstanding or subsequently granted under the Plan, the maximum number of shares or securities that may be delivered under the Plan, the exercise price, and other relevant provisions shall be appropriately adjusted by the Committee, whose determination shall be binding on all persons.

The Committee may also adjust the number of shares subject to outstanding awards and the exercise price and the terms of outstanding awards to take into consideration material changes in accounting practices or principles, extraordinary dividends, consolidations or mergers (except those described in Section 6(j)), acquisitions or dispositions of stock or property or any other event if it is determined by the Board that such adjustment is appropriate to avoid distortion in the operation of the Plan.

5.	ELIGIBILITY FOR OPTIONS

A Director eligible to receive Options under the Plan (an “Eligible Director”) shall be any director who is not an employee of the Company or of any subsidiary of the Company, and (ii) is not a holder of more than 5% of the outstanding shares of the Stock, or a person who is in control of such holder.

6.	TERMS AND CONDITIONS OF OPTIONS

(a) Formula Options. On the date that the Board approves this Plan, each person who is then an Eligible Director shall be awarded on such date an Option covering 1,000 shares of Stock, subject to stockholder approval of the Plan. Each Eligible Director elected for the first time thereafter shall also be awarded on the date of his or her first election an Option covering 4,000 shares of Stock. Thereafter, immediately following the annual meeting of stockholders, each Eligible Director shall be awarded an Option covering 3,000 shares of Stock. The Options awarded under this paragraph (a) are referred to as “Formula Options.”

(b) Discretionary Options. The Committee shall also have the authority under this Plan to award Options to purchase Stock to Eligible Directors in such amounts and on such terms not inconsistent with this Plan as it shall determine at the time of the award. The Options awarded under this paragraph (b) are referred to herein as “Discretionary Options.”

(c) Exercise Price. The exercise price of each Formula Option shall be 100% of the fair market value per share of the Stock at the time the Option is granted. The exercise price of each Discretionary Options shall be set by the Committee. In no event, however, shall the Option price be less, in the case of an original issue of authorized stock, than par value per share. For purposes of this paragraph, the fair market value of a share of Stock will be the mean between the high and low sale prices as reported on the principal market on which the Stock is traded or, if no sales are reported, the fair market value as determined in good faith by the Committee.

(d) Duration of Options. The latest date on which a Option may be exercised (the “Final Exercise Date”) shall be (i) in the case of Formula Options, the date which is seven years from the date the Option was granted and (ii) in the case of Discretionary Options, such date as the Committee may determine, but in no event later than seven years from the date the Option was granted.

(e) Exercise of Options.

(1) Each Formula Option shall become exercisable as to one-fourth of the shares covered thereby on each anniversary of the date of the grant. Each Discretionary Option shall become exercisable at such time or times as the Committee shall determine.

(2) Any exercise of an Option shall be in writing, signed by the proper person and delivered or mailed to the Company, accompanied by (i) any documentation required by the Committee and (ii) payment in full for the number of shares for which the Option is exercised.

(3) If an Option is exercised by the executor or administrator of a deceased director, or by the person or persons to whom the Option has been transferred by the director’s will or the applicable laws of descent and distribution, the Company shall be under no obligation to deliver Stock pursuant to such exercise until the Company is satisfied as to the authority of the person or persons exercising the Option.

(f) Payment for and Delivery of Stock. Stock purchased under the Plan shall be paid for as follows: (i) in cash or by check (acceptable to the Company in accordance with guidelines established for this purpose), bank draft or money order payable to the order of the Company or (ii) if so permitted by Committee, (A) through the delivery of shares of Stock (which, in the case of shares of Stock acquired from the Company, have been outstanding for at least six months) having a fair market value on the last business day preceding the date of exercise equal to the purchase price or (B) by having the Company hold back from the shares transferred upon exercise Stock having a fair market value on the last business day preceding the date of exercise equal to the purchase price or (C) by delivery of a promissory note of the Option holder to the Company, such note to be payable on such terms as are specified or (D) by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price or (E) by any combination of the permissible forms of payment; provided, that if the Stock delivered upon exercise of the Option is an original issue of authorized Stock, at least so much of the exercise price as represents the par value of such Stock shall be paid other than with a personal check or promissory note of the Option holder.

An Option holder shall not have the rights of a shareholder with regard to awards under the Plan except as to Stock actually received by him or her under the Plan.

The Company shall not be obligated to deliver any shares of Stock (a) until, in the opinion of the Company’s counsel, all applicable federal and state laws and regulations have been complied with, and (b) if the outstanding Stock is at the time listed on any stock exchange, until the shares to be delivered have been listed or authorized to be listed on such exchange upon official notice of issuance, and (c) until all other legal matters in connection with the issuance and delivery of such shares have been approved by the Company’s counsel. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Option, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act and may require that the certificates evidencing such Stock bear an appropriate legend restricting transfer.

(g) Nontransferability of Options. Except as the Committee shall otherwise provide, no Option may be transferred other than by will or by the laws of descent and distribution, and during a director’s lifetime an Option may be exercised only by him or her.

(h) Death. Except as the Committee shall otherwise provide, upon the death of any director granted Options under this Plan, all Options not then exercisable shall terminate. All Options held by the director that are exercisable immediately prior to death may be exercised by his or her executor or administrator, or by the person or persons to whom the Option is transferred by will or the applicable laws of descent and distribution, at any time within six months after the director’s death (subject, however, to the limitations of Section 6(d) regarding the maximum exercise period for such Option). After completion of that six-month period, such Options shall terminate to the extent not previously exercised.

(i) Other Termination of Service. Except as the Committee shall otherwise provide, if a director’s service with the Company terminates for any reason other than death, all Options held by the director that are not then exercisable shall terminate. Options that are exercisable on the date of termination shall continue to be exercisable for a period of three months (subject to Section 6(d)), but shall terminate immediately if the director was removed for cause or resigned under circumstances which, in the opinion of the Committee, casts such discredit on him or her as to justify termination of his Options. After completion of that three-month period, such Options shall terminate to the extent not previously exercised, expired or terminated.

(j) Mergers, etc. Subject to the second paragraph of this paragraph 6(j), in the event of a consolidation or merger in which the Company is not the surviving corporation (other than a consolidation or merger in which the holders of Stock of the Company acquire a majority of the voting stock of the surviving corporation) or which results in the acquisition of substantially all the Company’s outstanding Stock by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of a sale or transfer of substantially all of the

Company’s assets or a dissolution or liquidation of the Company, all Options hereunder will terminate, but 20 days prior to the anticipated effective date of any such merger, consolidation, sale, dissolution, or liquidation, all Options outstanding hereunder that are not otherwise exercisable shall become immediately exercisable, provided, that if the transaction is a merger or consolidation that is accounted for as a pooling of interests the Committee shall arrange to have the successor or surviving corporation assume all Options outstanding under this Plan, with such adjustments to the number of shares covered by such and the exercise price thereof as may be necessary to reflect the exchange ratio provided for in the transaction. Such assumed options shall otherwise be on terms and conditions substantially equivalent to those set forth in this Plan, shall be immediately exercisable and, except as to Eligible Directors who become directors of the acquiring or surviving corporation, shall terminate on the 180th day following the consummation of the transaction. Options held by Eligible Directors who become directors of the acquiring or surviving corporation shall be governed, mutatis mutandis, by the provisions of this Plan and the agreement evidencing the Option surrendered in substitution.

Notwithstanding any other provision of this Plan, in the event of a Change in Control of the Company as defined in Exhibit A hereto each Option held by each Eligible Director will immediately become fully exercisable.

7.	EFFECT, DISCONTINUANCE, CANCELLATION, AMENDMENT, TERMINATION AND EFFECTIVENESS

Neither adoption of the Plan nor the grant of Options to a director shall affect the Company’s right to grant to such director Options that are not subject to the Plan, to issue to such directors Stock as a bonus or otherwise, or to adopt other plans or arrangements under which Stock may be issued to directors.

The Committee may at any time terminate the Plan as to any further grants of Options. The Committee may at any time or times, amend the Plan for any purpose which may at the time be permitted by law, but no such amendment shall adversely affect the rights of any Optionee (without the Optionee’s consent) under any Option previously granted.

EXHIBIT A

A Change in Control will occur for purposes of this Plan if (i) any individual, corporation, partnership, company or other entity (a “Person”) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of securities of the Company representing more than 30% of the combined voting power of the Company’s then outstanding securities (other than as a result of acquisitions of such securities from the Company), (ii) there is a change in control of the Company of a kind which would be required to be reported under Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act (or a similar item in a similar schedule or form), whether or not the Company is then subject to such reporting requirement, (iii) the Company is a party to, or the stockholders approve, a merger, consolidation, or other reorganization (other than (a) a merger, consolidation or other reorganization which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent, either by remaining outstanding or by being converted into voting securities of the surviving entity, more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger, consolidation, or other reorganization, or (b) a merger, consolidation, or other reorganization effected to implement a recapitalization of the Company, or similar transaction, in which no Person acquires more than 20% of the combined voting power of the Company’s then outstanding securities), a sale of all or substantially all assets, or a plan of liquidation, or (iv) individuals who, at the date hereof, constitute the Board cease for any reason to constitute a majority thereof, provided, however, that any director who is not in office at the date hereof but whose election by the Board or whose nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the date hereof or whose election or nomination for election was previously so approved

(other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be deemed to have been in office at the date hereof for purposes of this definition.

Notwithstanding the foregoing provisions of this Exhibit A, a “Change in Control” will not be deemed to have occurred solely because of the acquisition of beneficial ownership of securities of the Company by an employment benefit plan maintained by the Company for its employees.

BTU International, Inc.

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Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

Ú  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  Ú

A	Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

1.	To fix the number of Directors for the ensuing year at (6) and to elect the following (6) Directors.									+

		For	Withhold		For	Withhold		For	Withhold
	01 - Paul J. van der Wansem	☐	☐	02 - G. Mead Wyman	☐	☐	03 - J. Chuan Chu	☐	☐

	04 - John E. Beard	☐	☐	05 - Joseph F. Wrinn	☐	☐	06 - J. Samuel Parkhill	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	To act upon a proposal to amend the Company’s 2003 Equity Incentive Plan to increase the number of shares authorized for issuance thereunder.	☐	☐	☐	3.	To act upon a proposal to amend the Company’s 1998 Stock Option Plan for Non-Employee Directors to increase the number of shares authorized for issuance thereunder.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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<STOCK#>                00VQXC

Ú  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  Ú

Proxy — BTU International, Inc.

ANNUAL MEETING

MAY 16, 2008

The undersigned hereby constitutes and appoints Paul J. van der Wansem and Thomas P. Kealy, or either of them with full power of substitution to each, proxies to vote and act at the Annual Meeting of Stockholders on May 16, 2008 at 10:00 a.m., and at any adjournments thereof, upon and with respect to the number of shares of Common Stock of the Company as to which the undersigned may be entitled to vote or act. The undersigned instructs such proxies, or their substitutes, to vote in such manner as they may determine on any matters which may come before the meeting, all as indicated in the accompanying Notice of Meeting and Proxy Statement, receipt of which is acknowledged, and to vote on the following as specified by the undersigned. All proxies heretofore given by the undersigned in respect of said meeting are hereby revoked.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. Unless otherwise specified in the boxes provided on the reverse side hereof, the proxy will be voted IN FAVOR of all proposals and in the discretion of the named proxies as to any other matter that may come before this meeting or any adjournment thereof.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

SEE REVERSE SIDE